Exhibit 99.1

For Immediate Release
Contact:	Penny Cobb
813-496-7325 x221
pcobb@siriontherapeutics.com
SIRION THERAPEUTICS INITIATES ENROLLMENT OF PHASE II
CLINICAL TRIAL FOR THE TREATMENT OF GEOGRAPHIC ATROPHY
TAMPA, FL, December 4, 2006 – Sirion Therapeutics, Inc., an ophthalmic-focused biopharmaceuticals company, announced today that it has begun enrollment of a phase II clinical trial, which will evaluate fenretinide in the treatment of Geographic Atrophy (GA) in patients with age-related macular degeneration.
The newly initiated phase II trial is a proof of concept trial being performed as a multicenter, randomized, double-masked, placebo-controlled, dose-comparison trial in up to 225 patients at approximately 20 sites in the United States. The fenretinide compound was acquired by Sirion in July of this year through an acquisition of Sytera, Inc., a San Diego biopharmaceutical company.
“Initiating patient enrollment in our phase II proof of concept trial is an important milestone for Sirion,” said Barry Butler, President and Chief Executive Officer of Sirion Therapeutics, Inc. “Fenretinide is a good strategic fit with our company mission of finding treatments for sight threatening disease. We hope that fenretinide will offer help to the almost 1 million people in the U.S. that currently suffer from GA,” concluded Butler.
About Sirion Therapeutics, Inc.
Sirion Therapeutics is a Tampa, Florida based biopharmaceutical company, with additional offices in La Jolla, California, dedicated to the development and commercialization of innovative ophthalmic products. For more information regarding Sirion and the matters announced in this press release, please visit Sirion’s website at www.siriontherapeutics.com.
About Geographic Atrophy (GA)
Geographic atrophy (GA) is the advanced form of atrophic AMD. According to data published in Archives of Ophthalmology, approximately 973,000 people in the U.S. had GA in at least one eye as of 2004. This number is expected to increase by more than 50% by 2020. There is currently no therapeutic treatment for GA.
Forward-Looking Statements
This press release may contain forward-looking statements relating to our ability to develop viable drug product candidates. Any such forward-looking statements are only predictions, and involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially. Please see our public filings with the Securities and Exchange Commission for detailed risks, uncertainties and cautionary statements regarding our business and any forward-looking statements.